NEWS RELEASE

Cleveland-Cliffs Announces Election of Directors

CLEVELAND, OH—May 10, 2005—Cleveland-Cliffs Inc (NYSE: CLF) today announced that, at its Annual Meeting of Shareholders today, the following individuals were re-elected as Directors of the Company:

•	John S. Brinzo, Chairman and Chief Executive Officer of the Company.

•	Ronald C. Cambre, Former Chairman and Chief Executive Officer of Newmont Mining Corporation.

•	Ranko Cucuz, Former Chairman and Chief Executive Officer of Hayes Lemmerz International, Inc.

•	David H. Gunning, Vice Chairman of the Company.

•	James D. Ireland III, Managing Director of Capital One Partners, Inc.

•	Francis R. McAllister, Chairman and Chief Executive Officer of Stillwater Mining Company.

•	Roger Phillips, Former President and Chief Executive Officer of IPSCO Inc.

•	Richard K. Riederer, Former President and Chief Executive Officer of Weirton Steel Corporation.

•	Alan Schwartz, Professor at Yale Law School and Yale School of Management.

In accordance with the Company’s retirement policy, Mr. John C. Morley and Mr. Stephen B. Oresman did not stand for re-election.

Commenting on the election results, John Brinzo, Chairman of the Board, said: “On behalf of the entire Board, I would like to thank John and Stephen for their many years of wise counsel and countless contributions. Each has played a significant role in Cliffs’ development over the years and their guidance will be missed.”

As a result of the two directors not standing for re-election, the Board is now made up of seven independent directors and two inside directors.

Cliffs’ governance process is based on its Corporate Governance Guidelines, which are available on the Company’s website at http://www.cleveland-cliffs.com .

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company is majority owner of Portman Limited, the third-largest iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.

Contacts:
Media: (216) 694-4870
Financial Community: (800) 214-0739 or (216) 694-5459

News releases and other information on the Company are available on the Internet at www.cleveland-cliffs.com

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